Exhibit 99.1
Tyson Foods Announces Network Restructuring for Beef Business to Strengthen Long-Term Performance
Springdale, Ark. – August 13, 2026 – Tyson Foods is making strategic changes to its beef operations to position the company for long term success. Tyson Foods will anchor its beef business around three strategically located beef facilities in the central United States; Dakota City, Nebraska; Holcomb, Kansas and Amarillo, Texas, to create a more competitive footprint amidst one of the most historic cattle shortages the country has ever experienced. Recent USDA cattle inventory data, which included continued evidence of limited heifer retention, indicates these supply constraints are likely to persist, requiring strategic action.
The company will end operations at its Joslin, Illinois, beef facility and its Eagle Mountain, Utah, case-ready facility. Capacity from these locations will be moved to more strategically located facilities with ample capacity to grow. Additionally, Tyson Foods is pursuing the sale of its Pasco, Washington, beef facility. With these changes, the company will ramp back up a second shift at its Amarillo, Texas facility as cattle become available. Collectively, these changes will allow the company to maintain a similar level of cattle harvesting across a more efficient and modern network.
Tyson Foods recognizes the impact these decisions have on team members and communities. The company is committed to supporting our team members through this transition, including helping them apply for open positions at other facilities.
With these changes, Tyson Foods is ensuring that it will continue to deliver high-quality, affordable, and nutritious protein for generations to come.
About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the Company is a member of the S&P 500 and Russell 1000 large capitalization indices. It had approximately 133,000 team members on September 27, 2025. Visit www.tysonfoods.com.